Exhibit (k)(2)

ORGANIZATIONAL AND OFFERING EXPENSES REIMBURSEMENT AGREEMENT

AGREEMENT made this 15th day of May, 2015, by and between ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND, a Massachusetts business trust (the “Fund”), and ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), and is acknowledged and agreed to by ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC (“AGID”) and ALLIANZ GLOBAL INVESTORS U.S. LLC (the “Sub-Adviser”).

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement dated May 15, 2015 (the “Management Contract”); and

WHEREAS, the Adviser and the Sub-Adviser have separately entered into a Portfolio Management Agreement dated May 15, 2015 (the “Portfolio Management Agreement”) pursuant to which the Sub-Adviser will provide portfolio management services to the Fund.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1.	The Adviser agrees to pay all of the Fund’s organizational expenses. The Adviser also agrees to pay, if the initial public offering (“IPO”) occurs, the amount by which the Fund’s offering costs of the initial offering of common shares of beneficial interest of the Fund (“shares”) exceed $0.05 per share. For purposes of this Agreement, “offering costs” do not include (x) management fees payable by the Fund pursuant to the terms of the Management Contract or fees payable to the Sub-Adviser under the Portfolio Management Agreement and (y) any sales load or underwriting discount paid by shareholders, but do include, without limitation, (i) any applicable portion of the Fund’s reimbursement of expenses incurred by the Fund’s underwriters in connection with the IPO, and (ii) reasonable and documented out-of-pocket expenses related to the IPO incurred by certain employees and affiliates (including AGID), or associated persons thereof, of the Adviser and the Sub-Adviser, including in connection with participation in the road show and related activities (“affiliate expenses”), but only to the extent any such affiliate expenses, when added to any other Fund offering costs, do not exceed $0.05 per share (to such extent, “affiliate reimbursable amounts”). It is understood that the Fund will pay or reimburse offering costs other than any affiliate expenses up to $0.05 per share before reimbursing any affiliate expenses such that, if such other offering costs equal or exceed $0.05 per share, the Fund will not reimburse any affiliate expenses. Affiliate expenses in excess of affiliate reimbursable amounts will be assumed without reimbursement by the affiliate incurring such expense. Therefore, in no event will affiliate reimbursable amounts exceed 0.20% of the total offering price of the Fund’s initial public offering.

2.	This Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

3.	This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

4.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

5.	The Fund’s Amended and Restated Agreement and Declaration of Trust, including any amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the Fund and the Sub-Adviser have caused this Agreement to be executed on the day and year first above written.

ALLIANZGI DIVERSIFIED INCOME & CONVERTIBLE FUND

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Larry G. Altadonna
Name:	Larry G. Altadonna
Title:	Director

Acknowledged and agreed to by the following on the day and year first written above:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ John C. Carroll
Name:	John C. Carroll
Title:	Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Managing Director